Exhibit 99.1

Potbelly Corporation Announces Chief Financial Officer Transition

Strategic priorities to accelerate transformation remain underway

CHICAGO, December 10, 2019 – Potbelly Corporation (NASDAQ: PBPB), the iconic neighborhood sandwich shop concept, today announced that Tom Fitzgerald is stepping down from his position to accept a senior leadership position with another company. Mr. Fitzgerald will continue in his current position as Chief Financial Officer (“CFO”) until December 27, 2019 to ensure a smooth transition. Potbelly has already begun a search to identify qualified candidates to fill the CFO position. The Company has a strong internal financial team in place that will continue to support Potbelly’s strategy during the search process.

Alan Johnson, Chief Executive Officer of Potbelly, commented, “Tom has been a strong contributor to Potbelly over the last year and we wish him continued success in the future. Our leadership team remains wholly focused on accelerating our transformation through the recent steps we announced that are helping us adjust and sharpen our brand position, menu offering and overall experience. We remain confident that these efforts will put us on a path to delivering sustainable positive traffic and comp growth.”

Mr. Fitzgerald added, “My time at Potbelly has been a great experience. Over the past year I believe we have strengthened the leadership team, including the finance organization, and sharpened the strategy. I am confident that Potbelly is in great hands with Alan and the rest of the team, and that they will successfully complete the turnaround. My decision to leave Potbelly is entirely based on the strength of the opportunity that was presented to me.”

About Potbelly

Potbelly Corporation is a neighborhood sandwich concept that has been feeding customers’ smiles with warm, toasty sandwiches, signature salads, hand-dipped shakes and other fresh menu items, customized just the way customers want them, for more than 40 years. Potbelly promises Fresh, Fast & Friendly service in an environment that reflects the local neighborhood. Since opening its first shop in Chicago in 1977, Potbelly has expanded to neighborhoods across the country – with more than 400 company-owned shops in the United States. Additionally, Potbelly franchisees operate approximately over 50 shops in the United States. For more information, please visit our website at www.potbelly.com.

Contact Investor Relations:

Josh Littman or Chris Hodges

Alpha IR Group

312-445-2870

PBPB@alpha-ir.com